UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Kona Grill, Inc. (the “Company”) announced that effective November 19, 2008, Jason Merritt has resigned his position as Executive Vice President and Chief Operating Officer of the Company.

Effective November 19, 2008, Mark Bartholomay, the Company’s Senior Vice President of Development, was appointed to act as interim Chief Operating Officer until such time as the Company finds a full-time candidate to fill that position.

Mr. Bartholomay has served as our Senior Vice President of Development since May 2007. Mr. Bartholomay has over 12 years of experience in real estate development, construction, prototype design, operations, and finance. Mr. Bartholomay served as the Founder and Senior Partner of GBG Consulting, LLC, a private restaurant consulting firm from July 2005 until May 2007. From July 2000 to June 2005, he served as Vice President of Business Development at Famous Dave’s of America, Inc., a publicly traded owner, operator, and franchisor of restaurants. Prior to that, Mr. Bartholomay served as Senior Vice President of International Development and Operations at Rainforest Cafe, Inc., a publicly traded restaurant company. Mr. Bartholomay served as a director of the Company between January 2006 and May 2007.

Mr. Bartholomay has not entered into a written employment agreement with the Company.  As modified to consider his increased responsibilities, effective November 19, 2008, Mr. Bartholomay’s compensation includes an annual base salary of $261,000. In addition, he is eligible to receive bonuses under the Company’s annual incentive bonus plan, to receive stock option grants under the Company’s stock award plans, and to participate in the Company’s other insurance and employee benefit plans.

The Company issued a press release on November 19, 2008 announcing the organizational change, the full text of which is attached as Exhibit 99.1 to this report and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

99.1	Press release from Kona Grill, Inc. dated November 19, 2008 entitled, “Kona Grill, Inc. Announces the Resignation of Jason Merritt”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2008	KONA GRILL, INC.

	By:	/s/ Mark S. Robinow
Mark S. Robinow Executive Vice President, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release from Kona Grill, Inc. dated November 19, 2008 entitled, “Kona Grill, Inc. Announces the Resignation of Jason Merritt”